EXHIBIT 99.1

        City National Increases Stock Repurchase Authorization

    LOS ANGELES--(BUSINESS WIRE)--March 24, 2004--The board of directors of City National Corporation (NYSE:CYN) today authorized the repurchase of an additional 1 million shares following completion of the company's current stock buyback initiative.
    In 2003, City National announced plans to repurchase as many as
1.5 million of its shares. By February 29, 2004, it had bought back
1.36 million shares at an average price of $49.94.
    "City National's stock repurchase program, coupled with a cash dividend that has increased 64 percent during the last 14 months, underscores our company's continuing commitment to effective capital management and shareholder value," said Chief Executive Officer Russell Goldsmith. "This commitment is reflected in the fact that we have bought back almost 10 million shares of City National stock in less than 10 years."
    Shares will be repurchased from time to time in open market transactions, and are expected to be used for employee stock options, possible future acquisitions and other general purposes. City National Corporation had 49.2 million shares outstanding, net of treasury shares, on December 31, 2003.

    About City National

    City National Corporation is a financial services company with $13 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank(R), City National provides banking, investment and trust services through 53 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area and New York City. The company and its affiliates manage or administer more than $28 billion of client trust and investment assets.

    CONTACT: City National Corporation
             Stephen McAvoy, 213-347-2653 (investors)
             Steve.McAvoy@cnb.com
             or
             Cary Walker, 213-833-4715 (media)
             Cary.Walker@cnb.com